SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2001

CLICKACTION INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-26008	77-0195362
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2197 E. Bayshore Road
Palo Alto, California 94303
(Address of principal executive offices) (Zip code)

(650) 473-3600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events

On March 30, 2001, ClickAction Inc. (the "Company") completed a private placement of its Series A 4% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") with The Tail Wind Fund, Ltd. ("Tail Wind"), a world-wide investor in emerging growth companies. Tail Wind purchased 3,500 shares of Series A Preferred Stock at $1,000 per share for an aggregate purchase price of $3,500,000. Tail Wind has the option to purchase an additional 500 shares of Series A Preferred Stock (with 18.375% warrant coverage) prior to May 15, 2001 for an aggregate purchase price of $500,000.

In addition to the Series A Preferred Stock, the Company issued a Warrant to Tail Wind to purchase a number of shares of the Company's common stock ("Common Stock") equal to 18.375% of the number of shares issuable upon conversion of the Series A Preferred Stock as of May 16, 2001 or as of the date of exercise if prior to May 16, 2001 (the "Warrant Shares"). The exercise price of the Warrant is equal to 114.3% of the conversion price of the Series A Preferred Stock (as described below) as of May 16, 2001 or as of the date of exercise if prior to May 16, 2001. The Warrant will expire on March 30, 2005.

The Series A Preferred Stock accrues cumulative dividends at the rate of 4% per annum payable in Common Stock or cash at the Company's option or the holders option if certain conditions are not satisfied, as more fully described in the Certificate of Designations filed as Exhibit 4.4 to this Form 8-K (the "Certificate of Designations"). Prior to May 16, 2001, the Series A Preferred Stock is convertible into shares of Common Stock at a conversion price equal to 105% of the average closing bid prices of Common Stock during the twenty-five trading days prior to the conversion date. After May 16, 2001, the Series A Preferred Stock is convertible into shares of Common Stock at a conversion price equal to 105% of the average closing bid prices of Common Stock during the period commencing on March 1, 2001 and ending on May 15, 2001.

Subject to the conditions described in the Certificate of Designations, any outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock on January 2, 2003 at a conversion price equal to the lesser of the conversion price described above or the reset price, which is the average closing bid prices of Common Stock during the fourth quarter of 2002. If the reset price is less than the conversion price (as described above), each holder of at least 100 shares of the Series A Preferred Stock may elect to extend the automatic conversion date until January 2, 2004.

The Company may redeem any outstanding shares of the Series A Preferred Stock at any time upon 30 days prior notice. The redemption price consists of (a) a cash payment of the original purchase price plus accrued and unpaid dividends and any unpaid liquidated damages under the registration rights agreement filed as Exhibit 4.2 to this Form 8-K, and (b) warrants to purchase 50% of the shares of Common Stock issuable upon conversion of any outstanding shares of the Series A Preferred Stock at a conversion price equal to the lower of the conversion price described above or the average closing bid price over the twenty-five trading days prior to the redemption date.

The Company has agreed to use its commercially reasonable best efforts to register the shares of common stock issuable upon conversion of the Series A Preferred Stock, the Warrant Shares and related securities (collectively, the "Registrable Securities") as soon as practicable after March 30, 2001. If a registration statement covering the Registrable Securities is not declared effective by June 30, 2001 (or by July 31, 2001 if the registration statement is reviewed by the Securities and Exchange Commission), then the Company must pay Tail Wind liquidated damages in an amount equal to 2% of the sum of the aggregate amount paid by Tail Wind to the Company for shares of Series A Preferred Stock still held by Tail Wind and the aggregate market value of Registrable Securities held by Tail Wind (with Warrants considered on an as-exercised basis) for each month (or portion thereof) following the required filing date during which the registration statement has not been declared effective.

The Company has also granted Tail Wind the right to purchase up to 50% (or 75% for certain transactions) of any shares of capital stock issued by the Company in a capital raising transaction prior to December 31, 2002. In addition, prior to the effective date of the registration statement covering the Registrable Securities, the Company may not issue more than 350,000 shares of its capital stock in a capital raising transaction without Tail Wind's prior consent unless such securities may not be registered for sale or resale until six months after the effective date of the registration statement filed to register the Registrable Securities.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

4.1 Purchase Agreement, dated as of March 30, 2001, between ClickAction Inc. and The Tail Wind Fund, Ltd.

4.2 Registration Rights Agreement, dated as of March 30, 2001, between ClickAction Inc. and The Tail Wind Fund, Ltd.

4.3 Warrant, dated as of March 30, 2001, issued by ClickAction Inc. to The Tail Wind Fund, Ltd.

4.4 Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A 4% Cumulative Convertible Preferred Stock for ClickAction Inc., as filed with the Delaware Secretary of State on March 30, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLICKACTION INC.
Date: April 6, 2001	By: ______________________________________ Sharon S. Chiu Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Purchase Agreement, dated as of March 30, 2001, between ClickAction Inc. and The Tail Wind Fund, Ltd.
4.2	Registration Rights Agreement, dated as of March 30, 2001, between ClickAction Inc. and The Tail Wind Fund, Ltd.
4.3	Warrant, dated as of March 30, 2001, issued by ClickAction Inc. to The Tail Wind Fund, Ltd.
4.4

Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A 4% Cumulative Convertible Preferred Stock for ClickAction Inc., as filed with the Delaware Secretary of State on March 30, 2001.